Exhibit 10.36

August 2, 2006

Mr. William Caragol

C/O GTI

4500 Southgate Place, Suite 300

Chantilly, VA 20151

Dear Bill:

On behalf of VeriChip Corporation (the “Company”), 1 am pleased to extend an offer to you to join the Company as its Chief Financial Officer on August 21, 2006. It is anticipated that you will be relocating to Florida by December 31, 2006. The company will reimburse you for moving expenses (as defined below) from your current location to your new location in Florida.

In such position, you would be reporting directly to Kevin McLaughlin, CEO of the Company. You’ll be based in the Delray Beach office. Some travel will be required.

It is understood that due to the arrival of a new baby due in early September that you will be working mostly from Virginia from August 31 through September 13 and that you may be unavailable from September 7 through September 11th. It is further understood that if the IPO Road Show begins or other critical IPO issues arise you will make every attempt to accommodate the company during this time.

Salary

Your initial base salary will be at an annual rate equal to $150,000 (less applicable payroll taxes and withholding) paid on a bi-weekly basis (“Base Salary”).

Incentive Compensation

In addition to your salary, you will be eligible to participate in an executive bonus plan. Like all senior officers of the Company, your bonus plan is determined by the Compensation Committee of the Company’s Board of Directors. A specific CFO bonus program will be initiated based on objectives for the balance of the year. The bonus will be $75,000 based on 100% attainment of those objectives.

You will be issued a 150,000 stock option grant (pre-split) at the current price vested over a three year period. In case of a stock split this option grant is based on a pre-split basis and will change if there is a stock split. It is assumed that you would receive no less than 50,000 net options post split. The other terms and conditions of the stock option plan are set forth in separate documents which will control any terms related to stock options.

*	Moving and related expenses

Travel and lodging costs of the weekly commute to and from Florida/Virginia until the sooner of the move to Florida or December 31, 2006

Travel costs for the family at move time - plus one home search trip for spouse

In the event that the move occurs and the employee becomes burden with two residences for a period of time, the company will reimburse the lesser of the two (monthly mortgage payment and monthly property tax) for a period that ends at the sooner of: ninety days after the payments begin or March 31, 2007

Broker Commission on the sale of the employee home in Virginia not to exceed $40,000 total which includes the temporary mortgage and property tax as listed above. (the commission and temporary expenses cannot exceed $40,000)

Cost of moving, packing, transport, unpacking, insurance, plus transport of one or two automobiles

* Subject to VeriChip Board approval

Benefits

You will also be entitled to participate in other employee benefits that are generally available for similarly situated employees (401(k), company-paid health insurance). More information on your employment, including the Company’s vacation policy is contained in the Company’s employee handbook, a copy of which is available to you.

Proprietary Information and Inventions

A. The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its business and that as part of your employment by the Company, you are (or may be) expected to make new contributions and inventions of value to the Company.

B. The Company and its affiliates possess, and will continue to possess, information that has been created, discovered or developed by, or otherwise become known to, the Company and/or its affiliates (including, without limitation, information created, discovered, developed, or made known by you during the period of or arising out of your employment by the Company, whether before of after the date hereof) or in which property rights have been or may be assigned or otherwise conveyed to the Company or its affiliates. Such information, whether such information has commercial value in the business in which the Company or its affiliates are engaged, shall be treated by you as confidential. All such information if hereinafter called “Proprietary Information”, which term, as used herein, shall also include, but shall not be limited to, systems, processes, formulas, data, functional specifications, computer programs, blueprints, know-how, improvements, discoveries, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs and customer and supplier lists; provided, however, that the term “Proprietary Information” shall not include any of the foregoing which is in the public domain other than by breach hereof.

C. All existing lists of customers of the Company and its affiliates, and all lists of customers of the Company and its affiliates developed during the course of your engagement by the Company, are and shall be the sole and exclusive property of the Company or the respective affiliate, and you neither have nor shall have any right, title, or interest therein; such lists of customers are and must continue to be confidential; such lists of customers are not readily accessible to competitors of the Company or its affiliates; and the Company’s and its affiliates’ present and future business relationship with their customers is and will continue to be a of a type which normally continues unless interfered with by others.

Ownership of Proprietary Information

All Proprietary Information shall be the sole property of the Company or the respective affiliate, and the Company and its affiliates shall be the sole owner of all copyrights, trademarks and other rights in connection therewith (the “Intellectual Property”). You hereby assign to the Company any rights you may have or acquire in such Proprietary Information and the Intellectual Property. You hereby acknowledge that all Proprietary Information is and must continue to be confidential and that the same is not readily accessible to competitors of the Company or its affiliates. At all times, both during the term of your employment with the Company and after any termination, you agree to keep in strictest confidence and trust all Proprietary Information and you will not use nor disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing your duties as an employee of the Company.

Disclosure of Inventions

You agree to promptly disclose to the Company (or any persons designated by it) all discoveries, developments, designs, improvements, inventions, blueprints, formulas, processes, techniques, computer programs, strategies, know-how and data, whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during the period of your employment that are related to the business of the Company, result from tasks assigned to you by the Company or result from the use of premises or property (including computer systems and engineering facilities) owned, leased or contracted for by the Company (all such discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, computer programs, strategies, blueprints, know-how, and date are hereinafter referred to as “Inventions”). You also agree to promptly disclose to the Company, and the Company hereby agrees to receive all such disclosures in confidence, all other discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, computer programs, strategies, blueprints, know-how and data, whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during the period of your engagement for the purpose of determining whether they constitute “Inventions”, as defined above.

Ownership of Inventions

All Inventions shall be the sole property of the Company or its respective affiliate, and the Company or its affiliates shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. You hereby assign to the Company any rights you may have or acquire in such Inventions. You shall assist the Company in every proper way as to all such Inventions (but at the Company’s expense) to obtain and, from time to time, enforce patents, copyrights, trademarks, and other rights and protections relating to said Inventions in and all countries, and to that end, you will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks and other rights and protections on and enforcing such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Your obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating in such Inventions in any and all countries shall continue beyond any termination of your employment, by the Company shall compensate you at a reasonable rate after your termination for time actually spent by you at the Company’s request on such assistance. In the event the company is unable, after reasonable effort, to secure your signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, for any reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by you and you hereby ratify, affirm and approve all such lawfully permitted act accordingly.

Agreement Not to Solicit Customers

During the course of your engagement and for a period of one (1) year following the termination thereof, you agree not to, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent, creditor or otherwise, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer, employee or vendor of the Company or any of its current or future affiliates at any time or times within one (1) year prior to any termination of your employment with the Company, whether or not you had direct responsibility for a contact with such customer, employee or vendor.

Remedies

You acknowledge that a remedy at law for any breach or threatened breach of the provisions of this letter would be inadequate and, therefore, agree that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Moreover, any breach of this letter shall allow the Company or its affiliates to terminate any agreement, including any bonus or commission agreement and any option agreement or grant. Notwithstanding the foregoing, any accrued salary and vacation pay that has been actually accrued date of any termination of engagement shall remain due and payable. Moreover, no termination shall affect any rights any employee has under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

The offer is contingent upon satisfactory completion of a background check, which may be facilitated by your completion and returning to me of the enclosed consent. Please also note that this letter is an offer to join the Company; it is not an employment agreement. Your employment will be at-will.

If acceptable please execute a copy of this letter and return it to my attention.

On behalf of the Company, I would like to convey our excitement at the prospect of your joining us for what we are certain will be a rewarding and successful future together.

Should you have any questions or comments regarding the foregoing, please feel free to telephone me at (561) 805-8006.

Agreed and Accepted:	VERICHIP CORPORATION

/s/ William Caragol	/s/ Kevin McLaughlin
William Caragol	Kevin McLaughlin
8/2/06	CEO
07/02/06